CONSENT OF EXPERT
Reference is made to my report, NI 43-101 Technical Report on the Marigold Mine, Humboldt County, Nevada dated November 19, 2014 (the “Report”).
In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Thomas Rice, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.
Dated this 9th day of August, 2017.
Yours truly,

/s/ Thomas Rice
Thomas Rice, SME Registered Member